EXHIBIT 99.1

WTW Reports Fourth Quarter and Full Year 2023 Earnings

  Revenue1 increased 7% to $2.9 billion for the quarter and increased 7% to $9.5 billion for the year
  Organic Revenue growth of 6% for the quarter and 8% for the year
  Diluted Earnings per Share were $5.97 for the quarter, up 11% over prior year, and $9.95 for the year, up 11% over prior year
  Adjusted Diluted Earnings per Share were $7.44 for the quarter, up 18% from prior year, and $14.49 for the year, up 8% over prior year
  Operating Margin was 26.7% for the quarter, up 70 basis points from prior year, and 14.4% for the year, up 110 basis points over prior year
  Adjusted Operating Margin was 34.2% for the quarter, up 180 basis points from prior year, and 22.0% for the year, up 110 basis points over prior year

LONDON, Feb. 06, 2024 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter and year ended December 31, 2023.

“WTW closed 2023 with robust momentum, delivering strong organic revenue, margin, and earnings growth in the fourth quarter to cap a solid financial performance for the year,” said Carl Hess, WTW’s chief executive officer. “Our topline results and healthy pipeline for 2024 reflect the success of our growth initiatives with both new and existing clients. Alongside the strong revenue growth, our progress simplifying and transforming our operations drove efficiencies and margin expansion in the quarter. We also made progress on our commitment to improve cash flow. I applaud my colleagues for their hard work in growing, simplifying and transforming WTW. I look forward to our working together in 2024 as we aim to achieve our strategic and financial goals and create value for our shareholders.”

Consolidated Results

Fourth Quarter 2023, as reported, USD millions, except %

Key Metrics	Q4-23	Q4-22	Y/Y Change
Revenue[1]	$2,914	$2,722	Reported 7% | CC 6% | Organic 6%
Income from Operations	$779	$708	10%
Operating Margin %	26.7%	26.0%	70 bps
Adjusted Operating Income	$998	$882	13%
Adjusted Operating Margin %	34.2%	32.4%	180 bps
Net Income	$623	$593	5%
Adjusted Net Income	$775	$689	12%
Diluted EPS	$5.97	$5.40	11%
Adjusted Diluted EPS	$7.44	$6.33	18%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.

Revenue was $2.91 billion for the fourth quarter of 2023, an increase of 7% as compared to $2.72 billion for the same period in the prior year. Excluding the impact of foreign currency, revenue increased 6%. On an organic basis, revenue increased 6%. See Supplemental Segment Information on page 9 for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the fourth quarter of 2023 was $623 million, an increase of 5% compared to Net Income of $593 million in the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter was $1.1 billion, or 37.1% of revenue, an increase of 7%, compared to Adjusted EBITDA of $1.0 billion, or 37.1% of revenue, in the prior-year fourth quarter. The U.S. GAAP tax rate for the fourth quarter was 15.7%, and the adjusted income tax rate for the fourth quarter used in calculating adjusted diluted earnings per share was 19.1%.

Full Year 2023, as reported, USD millions, except %

Key Metrics	FY-23	FY-22	Y/Y Change
Revenue[1]	$9,483	$8,866	Reported 7% | CC 7% | Organic 8%
Income from Operations	$1,365	$1,178	16%
Operating Margin %	14.4%	13.3%	110 bps
Adjusted Operating Income	$2,082	$1,851	12%
Adjusted Operating Margin %	22.0%	20.9%	110 bps
Net Income	$1,064	$1,024	4%
Adjusted Net Income	$1,536	$1,507	2%
Diluted EPS	$9.95	$8.98	11%
Adjusted Diluted EPS	$14.49	$13.41	8%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.

Revenue was $9.48 billion for the year ended December 31, 2023, an increase of 7% as compared to $8.87 billion for the prior year. On an organic basis, revenue increased 8%. See Supplemental Segment Information on page 9 for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the year ended December 31, 2023 was $1.1 billion, an increase of 4% compared to Net Income of $1.0 billion in the prior year. Adjusted EBITDA for 2023 was $2.4 billion, or 25.6% of revenue, an increase of $43 million, compared to Adjusted EBITDA of $2.4 billion, or 26.9% of revenue, in the prior year.

The U.S. GAAP tax rate for 2023 was 16.8%, and the adjusted income tax rate for 2023 used in calculating adjusted diluted earnings per share was 20.9%. The adjusted income tax rate for 2023 was impacted by one-time favorable items. Excluding these items, our adjusted income tax rate for 2023 would have been 22.4%.

Cash Flow and Capital Allocation

Cash flow from operating activities were $1.3 billion for the year ended December 31, 2023, compared to $812 million for the prior year. Free cash flow for the years ended December 31, 2023 and 2022 was $1.2 billion and $674 million, respectively, an improvement of $518 million. During the fourth quarter and year ended December 31, 2023, the Company repurchased $196 million and $1.0 billion of WTW shares, respectively.

Quarterly Business Highlights

  Realized $37 million of incremental annualized Transformation program savings, bringing the total to $337 million in cumulative savings since the program's inception. Refer to the Supplemental Slides for additional detail.
  Repurchased 832,009 of our shares for $196 million.
  Announced the formation of a newly created team, Strategic Client Engagement Leaders, focused on driving growth of large, complex clients within the twelve industry vertical divisions of Corporate Risk & Broking in North America, to further advance our specialization strategy in the Risk & Broking segment.

Fourth Quarter 2023 Segment Highlights

Health, Wealth & Career

As reported, USD millions, except %

Health, Wealth & Career	Q4-23	Q4-22	Y/Y Change
Total Revenue	$1,798	$1,722	Reported 4% | CC 3% | Organic 4%
Operating Income	$729	$672	8%
Operating Margin %	40.5%	39.0%	150 bps

The HWC segment had revenue of $1.80 billion in the fourth quarter of 2023, an increase of 4% (3% increase constant currency and 4% organic) from $1.72 billion in the prior year. Organic growth in Benefits Delivery & Outsourcing was driven by higher volumes and placements of Medicare Advantage and life policies in Individual Marketplace and increased compliance and other project activity in Outsourcing. Our Wealth businesses generated organic revenue growth from higher levels of Retirement work in North America and Europe, along with new client acquisitions, pension brokerage and higher fees in Investments. Organic revenue growth in Health was driven by the continued expansion of our Global Benefits Management client portfolio, increased brokerage income and a modest tailwind from book-of-business settlement revenue. Career had organic revenue growth from our compensation survey sales and executive compensation, reward-based advisory and employee experience services.

Operating margins in the HWC segment increased 150 basis points from the prior-year fourth quarter to 40.5%, primarily from Transformation savings.

Risk & Broking

As reported, USD millions, except %

Risk & Broking	Q4-23	Q4-22	Y/Y Change
Total Revenue	$1,076	$952	Reported 13% | CC 12% | Organic 12%
Operating Income	$354	$269	32%
Operating Margin %	32.9%	28.3%	460 bps

The R&B segment had revenue of $1.08 billion in the fourth quarter of 2023, an increase of 13% (12% increase constant currency and organic) from $952 million in the prior year. Corporate Risk & Broking generated exceptional organic revenue growth driven by strong new business, improved client retention and rate increases. Insurance Consulting and Technology had organic revenue growth from software sales and increased project revenue.

Operating margins in the R&B segment increased 460 basis points from the prior-year fourth quarter to 32.9%, due to higher operating leverage, driven by strong organic revenue growth and increased productivity from recent hires, and Transformation savings.

Outlook

Based on current and anticipated market conditions, the Company's full-year targets for 2024, consistent with those targets that have been previously provided, are as follows. Refer to the Supplemental Slides for additional detail.

  Expect to deliver revenue of $9.9 billion or greater and mid-single digit organic revenue growth for the full year 2024
  Expect to deliver adjusted operating margin of 22.5% - 23.5% for the full year 2024
  Expect to deliver adjusted diluted earnings per share of $15.40 - $17.00 for the full year 2024
  Expect approximately $88 million in non-cash pension income for the full year 2024
  Expect a foreign currency headwind on adjusted earnings per share of approximately $0.02 for the full year 2024 at today’s rates
  Expect to deliver approximately $425 million of cumulative run-rate savings from the Transformation program by the end of 2024, up from $380 million previously, and total program costs of $1.125 billion, up from $900 million previously.

Outlook includes Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained below.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the fourth quarter and full year 2023. It will be held on Tuesday, February 6, 2024, beginning at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available on WTW’s website here. The conference call will include a question-and-answer session. To participate in the question-and-answer session, please register here. An online replay will be available at www.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate, (9) Free Cash Flow and (10) Free Cash Flow Margin.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Income and loss from discontinued operations, net of tax – Adjustment to remove the after-tax income or loss from discontinued operations and the after-tax gain attributable to the divestiture of our Willis Re business.
  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Tax effect of the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act – Relates to the incremental tax expense or benefit, primarily from the Base Erosion and Anti-Abuse Tax (‘BEAT’), generated from electing or changing elections of certain income tax provisions available under the CARES Act.
  Tax effect of internal reorganizations – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Reconciliations of these measures are included in the accompanying tables with the following exception: The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for loss/(income) from discontinued operations, net of tax, provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for loss/(income) from discontinued operations, net of tax, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

Free Cash Flow Margin – Free Cash Flow as a percentage of revenue, which represents how much of revenue would be realized on a cash basis. We consider this measure to be a meaningful metric for tracking cash conversion on a year-over-year basis due to the non-cash nature of our pension income, which is included in our GAAP and Non-GAAP earnings metrics presented herein.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events, or developments that we expect or anticipate may occur in the future, including such things as our outlook, the potential impact of natural or man-made disasters like health pandemics and other world health crises; future capital expenditures; ongoing working capital efforts; future share repurchases; financial results (including our revenue, costs, or margins) and the impact of changes to tax laws on our financial results; existing and evolving business strategies and acquisitions and dispositions, including our completed sale of Willis Re to Arthur J. Gallagher & Co. (‘Gallagher’) and transitional arrangements related thereto; demand for our services and competitive strengths; strategic goals; the benefits of new initiatives; growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes; our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational Transformation program; our recognition of future impairment charges; and plans and references to future successes, including our future financial and operating results, short-term and long-term financial goals, plans, objectives, expectations and intentions are forward-looking statements including with respect to free cash flow generation, adjusted net revenue, adjusted operating margin, and adjusted earnings per share. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following[A1] : our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize anticipated benefits of our growth strategy; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic (including a possible recession), business and political conditions, including changes in the financial markets, inflation, credit availability, increased interest rates and trade policies; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks relating to the adverse impacts of macroeconomic trends, including inflation, changes in interest rates and trade policies, as well as political events, trade and other international disputes, war, such as the Russia-Ukraine and Israel-Hamas wars, terrorism, natural disasters, public health issues and other business interruptions  on the global economy and capital markets, which could have a material adverse effect on our business, financial condition, results of operations, and long-term goals; the risks associated with our withdrawal from our high margin businesses in Russia and our ability to achieve cost-mitigation measures; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters like health pandemics and other world health crises, on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy, cybersecurity and artificial intelligence; the risks relating to the transitional arrangements in effect subsequent to our now-completed sale of Willis Re to Gallagher; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions, including our ability to integrate or manage such acquired businesses, as well as identify and successfully execute on opportunities for strategic collaboration; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the ongoing impact of Brexit on our business and operations; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress, and any other changes and developments in legal, economic, business or operational conditions impacting our Medicare benefits businesses such as TRANZACT; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and its effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; our recognition of future impairment charges; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the risk that investment levels, including cash spending, to achieve additional transformation savings increase; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW Supplemental Segment Information (In millions of U.S. dollars) (Unaudited)

REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2023	2022	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$1,798	$1,722	4%	1%	3%	0%	4%
Risk & Broking	1,076	952	13%	1%	12%	0%	12%
Segment Revenue	2,874	2,674	7%	1%	6%	0%	7%
Reimbursable expenses and other	40	48
Revenue	$2,914	$2,722	7%	1%	6%	0%	6%

				Components of Revenue Change(i)
				Less:		Less:
	Years Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2023	2022	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$5,582	$5,287	6%	0%	6%	0%	6%
Risk & Broking	3,735	3,460	8%	0%	8%	(1)%	10%
Segment Revenue	9,317	8,747	7%	0%	7%	(1)%	7%
Reimbursable expenses and other	166	119
Revenue	$9,483	$8,866	7%	0%	7%	0%	8%

(i) Components of revenue change may not add due to rounding.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended December 31,
	HWC		R&B		Corporate		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Book-of-business settlements	$1	$—	$14	$11	$—	$—	$15	$11
Interest income	7	4	27	10	5	13	39	27
Total interest and other income	$8	$4	$41	$21	$5	$13	$54	$38

	Years Ended December 31,
	HWC		R&B		Corporate		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Book-of-business settlements	$1	$19	$25	$52	$—	$—	$26	$71
Interest income	25	8	79	25	41	22	145	55
Total interest and other income	$26	$27	$104	$77	$41	$22	$171	$126

SEGMENT OPERATING INCOME (i)

	Three Months Ended December 31,
	2023	2022

Health, Wealth & Career	$729	$672
Risk & Broking	354	269
Segment Operating Income	$1,083	$941

	Years Ended December 31,
	2023	2022

Health, Wealth & Career	$1,565	$1,382
Risk & Broking	813	734
Segment Operating Income	$2,378	$2,116

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended December 31,
	2023	2022
Health, Wealth & Career	40.5%	39.0%
Risk & Broking	32.9%	28.3%

	Years Ended December 31,
	2023	2022
Health, Wealth & Career	28.0%	26.1%
Risk & Broking	21.8%	21.2%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended December 31,
	2023	2022

Segment Operating Income	$1,083	$941
Amortization	(60)	(73)
Restructuring costs	(38)	(28)
Transaction and transformation (i)	(121)	(73)
Unallocated, net (ii)	(85)	(59)
Income from Operations	779	708
Interest expense	(63)	(54)
Other income, net	23	83
Income from continuing operations before income taxes	$739	$737

	Years Ended December 31,
	2023	2022

Segment Operating Income	$2,378	$2,116
Impairment (iii)	—	(81)
Amortization	(263)	(312)
Restructuring costs	(68)	(99)
Transaction and transformation (i)	(386)	(181)
Unallocated, net(ii)	(296)	(265)
Income from Operations	1,365	1,178
Interest expense	(235)	(208)
Other income, net	149	288
Income from operations before income taxes	$1,279	$1,258

(i) In 2023 and 2022, in addition to legal fees and other transaction costs, includes primarily consulting fees and compensation costs related to the Transformation program.
(ii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.
(iii) Represents the impairment related to the net assets of our Russian business that are held outside of our Russian entities.

WTW Reconciliations of Non-GAAP Measures (In millions of U.S. dollars, except per share data) (Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,
	2023	2022

Net Income attributable to WTW	$622	$588
Adjusted for certain items:
Loss from discontinued operations, net of tax	—	13
Amortization	60	73
Restructuring costs	38	28
Transaction and transformation	121	73
Loss/(gain) on disposal of operations	1	(18)
Tax effect on certain items listed above(i)	(67)	(72)
Tax effect of internal reorganizations	—	4
Adjusted Net Income	$775	$689

Weighted-average ordinary shares, diluted	104	109

Diluted Earnings Per Share	$5.97	$5.40
Adjusted for certain items:(ii)
Loss from discontinued operations, net of tax	—	0.12
Amortization	0.58	0.67
Restructuring costs	0.36	0.26
Transaction and transformation	1.16	0.67
Loss/(gain) on disposal of operations	0.01	(0.17)
Tax effect on certain items listed above(i)	(0.64)	(0.66)
Tax effect of internal reorganizations	—	0.04
Adjusted Diluted Earnings Per Share(ii)	$7.44	$6.33

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

	Years Ended December 31,
	2023	2022

Net Income attributable to WTW	$1,055	$1,009
Adjusted for certain items:
Loss from discontinued operations, net of tax	—	40
Impairment	—	81
Amortization	263	312
Restructuring costs	68	99
Transaction and transformation	386	181
Gain on disposal of operations	(43)	(7)
Tax effect on certain items listed above(i)	(195)	(188)
Tax effect of the CARES Act	—	(24)
Tax effects of internal reorganizations	2	4
Adjusted Net Income	$1,536	$1,507

Weighted-average ordinary shares, diluted	106	112

Diluted Earnings Per Share	$9.95	$8.98
Adjusted for certain items:(ii)
Loss from discontinued operations, net of tax	—	0.36
Impairment	—	0.72
Amortization	2.48	2.78
Restructuring costs	0.64	0.88
Transaction and transformation	3.64	1.61
Gain on disposal of operations	(0.41)	(0.06)
Tax effect on certain items listed above(i)	(1.84)	(1.67)
Tax effect of the CARES Act	—	(0.21)
Tax effects of internal reorganizations	0.02	0.04
Adjusted Diluted Earnings Per Share(ii)	$14.49	$13.41

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2023		2022

Net Income	$623	21.4%	$593	21.8%
Loss from discontinued operations, net of tax	—		13
Provision for income taxes	116		131
Interest expense	63		54
Depreciation	58		64
Amortization	60		73
Restructuring costs	38		28
Transaction and transformation	121		73
Loss/(gain) on disposal of operations	1		(18)
Adjusted EBITDA and Adjusted EBITDA Margin	$1,080	37.1%	$1,011	37.1%

	Years Ended December 31,
	2023		2022

Net Income	$1,064	11.2%	$1,024	11.5%
Loss from discontinued operations, net of tax	—		40
Provision for income taxes	215		194
Interest expense	235		208
Impairment	—		81
Depreciation	242		255
Amortization	263		312
Restructuring costs	68		99
Transaction and transformation	386		181
Gain on disposal of operations	(43)		(7)
Adjusted EBITDA and Adjusted EBITDA Margin	$2,430	25.6%	$2,387	26.9%

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,
	2023		2022

Income from operations and Operating margin	$779	26.7%	$708	26.0%
Adjusted for certain items:
Amortization	60		73
Restructuring costs	38		28
Transaction and transformation	121		73
Adjusted operating income and Adjusted operating income margin	$998	34.2%	$882	32.4%

	Years Ended December 31,
	2023		2022

Income from operations and Operating margin	$1,365	14.4%	$1,178	13.3%
Adjusted for certain items:
Impairment	—		81
Amortization	263		312
Restructuring costs	68		99
Transaction and transformation	386		181
Adjusted operating income and Adjusted operating income margin	$2,082	22.0%	$1,851	20.9%

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended December 31,
	2023	2022
Income from continuing operations before income taxes	$739	$737

Adjusted for certain items:
Amortization	60	73
Restructuring costs	38	28
Transaction and transformation	121	73
Loss/(gain) on disposal of operations	1	(18)
Adjusted income before taxes	$959	$893

Provision for income taxes	$116	$131
Tax effect on certain items listed above(i)	67	72
Tax effect of internal reorganizations	—	(4)
Adjusted income taxes	$183	$199

U.S. GAAP tax rate	15.7%	17.7%
Adjusted income tax rate	19.1%	22.2%

	Years Ended December 31,
	2023	2022
Income from continuing operations before income taxes	$1,279	$1,258

Adjusted for certain items:
Impairment	—	81
Amortization	263	312
Restructuring costs	68	99
Transaction and transformation	386	181
Gain on disposal of operations	(43)	(7)
Adjusted income before taxes	$1,953	$1,924

Provision for income taxes	$215	$194
Tax effect on certain items listed above(i)	195	188
Tax effect of the CARES Act	—	24
Tax effect of internal reorganizations	(2)	(4)
Adjusted income taxes	$408	$402

U.S. GAAP tax rate	16.8%	15.4%
Adjusted income tax rate	20.9%	20.9%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Years Ended December 31,
	2023	2022
Cash flows from operating activities	$1,345	$812
Less: Additions to fixed assets and software for internal use	(153)	(138)
Free Cash Flow	$1,192	$674

Revenue	$9,483	$8,866
Free Cash Flow Margin	12.6%	7.6%

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Income (In millions of U.S. dollars, except per share data) (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue	$2,914	$2,722	$9,483	$8,866

Costs of providing services
Salaries and benefits	1,325	1,263	5,344	5,065
Other operating expenses	533	513	1,815	1,776
Depreciation	58	64	242	255
Amortization	60	73	263	312
Restructuring costs	38	28	68	99
Transaction and transformation	121	73	386	181
Total costs of providing services	2,135	2,014	8,118	7,688

Income from operations	779	708	1,365	1,178

Interest expense	(63)	(54)	(235)	(208)
Other income, net	23	83	149	288

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	739	737	1,279	1,258

Provision for income taxes	(116)	(131)	(215)	(194)

INCOME FROM CONTINUING OPERATIONS	623	606	1,064	1,064

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(13)	—	(40)

NET INCOME	623	593	1,064	1,024

Income attributable to non-controlling interests	(1)	(5)	(9)	(15)

NET INCOME ATTRIBUTABLE TO WTW	$622	$588	$1,055	$1,009

EARNINGS PER SHARE
Basic earnings per share
Income from continuing operations per share	$6.02	$5.54	$10.01	$9.36
Loss from discontinued operations per share	—	(0.12)	—	(0.36)
Basic earnings per share	$6.02	$5.42	$10.01	$9.00
Diluted earnings per share
Income from continuing operations per share	$5.97	$5.52	$9.95	$9.34
Loss from discontinued operations per share	—	(0.12)	—	(0.36)
Diluted earnings per share	$5.97	$5.40	$9.95	$8.98

Weighted-average ordinary shares, basic	103	108	105	112
Weighted-average ordinary shares, diluted	104	109	106	112

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Balance Sheets (In millions of U.S. dollars, except share data) (Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$1,424	$1,262
Fiduciary assets	9,073	11,772
Accounts receivable, net	2,572	2,387
Prepaid and other current assets	364	414
Total current assets	13,433	15,835
Fixed assets, net	720	718
Goodwill	10,195	10,173
Other intangible assets, net	2,016	2,273
Right-of-use assets	565	586
Pension benefits assets	588	827
Other non-current assets	1,573	1,357
Total non-current assets	15,657	15,934
TOTAL ASSETS	$29,090	$31,769
LIABILITIES AND EQUITY
Fiduciary liabilities	$9,073	$11,772
Deferred revenue and accrued expenses	2,104	1,915
Current debt	650	250
Current lease liabilities	125	126
Other current liabilities	678	716
Total current liabilities	12,630	14,779
Long-term debt	4,567	4,471
Liability for pension benefits	563	480
Deferred tax liabilities	542	748
Provision for liabilities	365	357
Long-term lease liabilities	592	620
Other non-current liabilities	238	221
Total non-current liabilities	6,867	6,897
TOTAL LIABILITIES	19,497	21,676
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,910	10,876
Retained earnings	1,466	1,764
Accumulated other comprehensive loss, net of tax	(2,856)	(2,621)
Treasury shares, at cost, 17,519 shares in 2022	—	(3)
Total WTW shareholders' equity	9,520	10,016
Non-controlling interests	73	77
Total Equity	9,593	10,093
TOTAL LIABILITIES AND EQUITY	$29,090	$31,769

_____________
(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 102,538,072 (2023) and 106,756,364 (2022); Outstanding 102,538,072 (2023) and 106,756,364 (2022) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2023 and 2022.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)

	Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$1,064	$1,024
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	242	255
Amortization	263	312
Impairment	—	81
Non-cash restructuring charges	38	71
Non-cash lease expense	105	120
Net periodic benefit of defined benefit pension plans	(26)	(153)
Provision for doubtful receivables from clients	6	13
Benefit from deferred income taxes	(109)	(50)
Share-based compensation	125	99
Net (gain)/loss on disposal of operations	(43)	59
Non-cash foreign exchange loss/(gain)	20	(137)
Other, net	31	6
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(206)	(188)
Other assets	(185)	(197)
Other liabilities	16	(495)
Provisions	4	(8)
Net cash from operating activities	1,345	812

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(153)	(138)
Capitalized software costs	(89)	(66)
Acquisitions of operations, net of cash acquired	(6)	(81)
Net proceeds/(payments) from sale of operations	89	(59)
Cash and fiduciary funds transferred in sale of operations	(922)	(29)
(Purchase)/sale of investments	(4)	200
Net cash used in investing activities	(1,085)	(173)

CASH FLOWS USED IN FINANCING ACTIVITIES
Senior notes issued	748	750
Debt issuance costs	(7)	(5)
Repayments of debt	(254)	(585)
Repurchase of shares	(1,000)	(3,530)
Proceeds from issuance of shares	—	7
Net (payments)/proceeds from fiduciary funds held for clients	(234)	354
Payments of deferred and contingent consideration related to acquisitions	(12)	(22)
Cash paid for employee taxes on withholding shares	(26)	(34)
Dividends paid	(352)	(369)
Acquisitions of and dividends paid to non-controlling interests	(63)	(11)
Net cash used in financing activities	(1,200)	(3,445)

DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(940)	(2,806)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	(164)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	4,721	7,691
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$3,792	$4,721

_____________
(i) The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Years Ended December 31,
	2023	2022
Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,424	$1,262
Fiduciary funds (included in fiduciary assets)	2,368	3,459
Total cash, cash equivalents and restricted cash	$3,792	$4,721

Increase/(decrease) in cash, cash equivalents and other restricted cash	$163	$(3,177)
(Decrease)/increase in fiduciary funds	(1,103)	371
Total (i)	$(940)	$(2,806)

(i) Does not include the effect of exchange rate changes on cash, cash equivalents and restricted cash.